UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): July 2, 2009

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
(Exact name of registrant as specified in its charter)

BERMUDA	0-24796	98-0438382
(State or other jurisdiction of incorporation and organisation)	(Commission File Number)	(IRS Employer Identification No.)

Clarendon House, Church Street, Hamilton		HM 11 Bermuda
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (441) 296-1431

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing  obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On July 2, 2009, Central European Media Enterprises Ltd. (“CME” or the “Company”) entered into an agreement (the “Agreement”) with Igor Kolomoisky, Alstrom Business Corp., a company which Igor Kolomoisky controls and is the beneficial owner of (“Alstrom”), certain affiliated parties of Mr. Kolomoisky and CME Cyprus Holding Limited (“CME Cyprus”).   Under the Agreement, CME will transfer its entire ownership interest in its Ukrainian television channels Studio 1+1 and Kino to CME Cyprus, currently a wholly owned subsidiary of CME. Thereafter, CME Cyprus will issue shares to Alstrom in exchange for an investment by Alstrom of $100 million in cash and a contribution by it of the entities that own and operate the TET TV channel in Ukraine. Following completion of these transactions, CME will own 51% of CME Cyprus and Alstrom will own 49%. CME Cyprus and its affiliates will own and operate the Studio 1 +1, Kino and TET television channels. The $100 million cash investment by Alstrom will be used to finance and develop the three channels.  In connection with the transaction, CME will have an option to sell its 51% interest in CME Cyprus to Alstrom and Mr. Kolomoisky at the price of $300 million, payable in cash for a period of one year from the closing of the transaction.  The closing of this transaction is expected to occur by the end of the third quarter of 2009, following completion of internal restructurings of the ownership of these assets and receipt of the necessary governmental approvals.

Mr. Kolomoisky is a director and a shareholder of CME.

Item 8.01	Other Events

The Company elected to designate all of the subsidiaries owned by CME or its Dutch holding companies that own or operate assets related to the Ukraine operations of the Company (the “Ukrainian Subsidiaries”) and all subsidiaries owned by CME or its Dutch holding companies that own and operate assets related to the Bulgarian operations of the Company (the “Bulgarian Subsidiaries”) as Unrestricted Subsidiaries pursuant to and as defined in (a) the Indenture dated May 5, 2005, among the Company, Central European Media Enterprises N.V., CME Media Enterprises B.V., The Bank of New York (formerly JPMorgan Chase Bank, N.A., London Branch) and The Bank of New York (Luxembourg) S.A. (formerly J.P. Morgan Bank Luxembourg S.A.) (the "2005 Indenture"), and (b) the Indenture dated May 16, 2007 among the Company,  Central European Media Enterprises N.V., CME Media Enterprises B.V., BNY Corporate Trustee Services Limited, The Bank of New York and The Bank of New York (Luxembourg) S.A. (the “2007 Indenture”).   As a result of such designations, the results of the Ukrainian Subsidiaries and the Bulgarian Subsidiaries are excluded from the calculation of the Leverage Ratio (as defined in the 2005 Indenture) and the Consolidated Coverage Ratio (as defined in the 2007 Indenture) and the Company is restricted under the 2005 Indenture and the 2007 Indenture in the amount of further investment it can make in the Ukrainian Subsidiaries and the Bulgarian Subsidiaries. The Company also designated a wholly owned subsidiary holding company as an Unrestricted Subsidiary pursuant to the 2005 Indenture and the 2007 Indenture. The only asset of this wholly owned subsidiary is $250 million of cash which will be used to finance the Ukrainian Subsidiaries and the Bulgarian Subsidiaries.  Following the closing of the transaction described in Item 1.01 above, we expect to reduce the amount of cash in this wholly owned subsidiary by $100 million and transfer it to the Company or one of its Restricted Subsidiaries (as defined in the the 2005 Indenture and the 2007 Indenture).

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, we have duly caused this report to be signed on our behalf by the undersigned thereunto duly authorized.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

Date: July 2, 2009	/s/ David Sturgeon
David Sturgeon
Deputy Chief Financial Officer